Exhibit 99.1

Cidara Provides Corporate Update and Reports First Quarter 2020 Financial Results

SAN DIEGO, May 13, 2020 -- Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics to transform the standard of care for patients facing serious fungal or viral infections, today reported financial results for the three months ended March 31, 2020, and provided an update on its corporate activities and product pipeline.

"We are pleased to report that we have recently activated our first clinical trial site for the Phase 3 ReSPECT trial, which is evaluating rezafungin for the prevention of invasive fungal disease in patients undergoing allogeneic blood and marrow transplantation (BMT), and it is now open for enrollment," said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. "In regard to our ongoing Phase 3 ReSTORE trial, which is evaluating rezafungin for the treatment of invasive Candida infections, while we are encouraged to see enrollment trends improving in certain geographies over the past few weeks, given the continued uncertainty of the impact of the COVID-19 pandemic on future enrollment, we are temporarily suspending guidance related to the anticipated timing of top-line data until we have further clarity around overall enrollment trends."

Dr. Stein continued, "As a consequence of the current pandemic, multiple publications have reported invasive aspergillosis in up to 30% of critically ill hospitalized COVID-19 patients, and Cidara is exploring potential sources of government or other non-dilutive funding to conduct a clinical trial of rezafungin for the prevention of the hyperimmune response due to aspergillus infections in the respiratory tract of COVID-19 patients. In addition, we are currently evaluating molecules generated from our Cloudbreak® AVC antiviral platform against SARS-CoV-2 and other members of the coronavirus family."

Recent Corporate Highlights

•
Activated first ReSPECT trial site: In May, Cidara activated the first clinical trial site in its Phase 3 ReSPECT prophylaxis trial of rezafungin in patients undergoing allogeneic blood and marrow transplant.

•
Completed $30M rights offering: In February, Cidara raised $30M through issuance of common and Series X Preferred stock in a rights offering that was fully backstopped by Biotechnology Value Fund, L.P. and Stonepine Capital, LP.

•
Announced new data for rezafungin and CD377: In May, new clinical and preclinical data were published for rezafungin and CD377, Cidara’s antiviral conjugate (AVC) development candidate for influenza, via the virtual abstract book from the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID).

•
Exploring rezafungin and Cloudbreak antiviral programs to address COVID-19 challenges: Cidara identified the potential for rezafungin, its lead antifungal candidate, to be used in the prevention of the hyperimmune response seen in critical COVID-19 patients with aspergillosis. Cidara also began evaluating AVCs identified from its Cloudbreak antiviral platform as potential coronavirus therapeutics.

•	Presented at two investor conferences: Cidara presented at the 19th Annual Needham Virtual Healthcare Conference in April and Maxim Group’s Infectious Diseases Virtual Conference in May.

First Quarter 2020 Financial Results

•	Cash, cash equivalents and restricted cash totaled $74.3 million as of March 31, 2020, compared with $60.3 million as of December 31, 2019.

•
As of March 31, 2020, Cidara had 40,559,511 shares of common stock outstanding, and 1,096,519 shares of Series X convertible preferred stock outstanding, which are convertible into 10,965,190 shares of common stock.

•
Research and development expenses were $13.0 million for the three months ended March 31, 2020, compared to $12.7 million for the same period in 2019. The increase was primarily attributable to clinical development activities for rezafungin.

•	General and administrative expenses were $4.1 million for the three months ended March 31, 2020, compared to $3.7 million for the same period in 2019.

•	Net loss for the three months ended March 31, 2020 was $14.5 million, compared to a net loss of $16.6 million for the first quarter of 2019.

About the ReSPECT Clinical Trial
The ReSPECT trial is a global, randomized, double-blind, controlled, pivotal Phase 3 trial of rezafungin versus the standard antimicrobial regimen to prevent invasive fungal disease due to Candida, Aspergillus and Pneumocystis in subjects undergoing allogeneic BMT. Using the same once weekly dosing regimen previously used in the Phase 2 and currently used in Phase 3 treatment trials with an extended duration for 90 days, Rezafungin will be compared to a daily regimen containing multiple drugs including fluconazole or posaconazole, and trimethoprim-sulfamethoxazole, also known as Bactrim, for 90 days, at which time fungal-free survival will be measured as the primary efficacy outcome. The trial will enroll approximately 462 adults with underlying conditions, such as acute myeloid leukemia, acute lymphoblastic leukemia, chronic myelogenous leukemia, myelodysplastic syndrome(s), lymphoma and aplastic anemia, across approximately 30 BMT centers.

About Cidara Therapeutics
Cidara is developing therapeutics to improve the standard of care for patients facing severe fungal or viral infections. The Company’s portfolio is comprised of breakthrough approaches aimed at transforming existing treatment and prevention paradigms, first with its lead antifungal candidate, rezafungin, in addition to therapies targeting influenza and other viral diseases from Cidara’s proprietary Cloudbreak® antiviral platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether Cidara will be able to continue to activate clinical trials sites or timely enroll the ReSPECT trial, whether current enrollment in the ReSTORE trial represents an improved enrollment trend overall, whether the impact of the COVID-19 pandemic on the ReSTORE trial will subside and allow Cidara to predict timing for top-line data, whether rezafungin will be an effective prophylaxis against COVID-19-related fungal infections and whether Cidara will be able to attract non-dilutive financing to conduct a clinical trial for this purpose, and whether Cidara will successfully identify AVCs from its Cloudbreak antiviral platform that will be effective against COVID-19.  You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the availability of, and participation in, financing opportunities. These and other risks are identified in our filings with the SEC, including without limitation our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other filings subsequently made by Cidara with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea, Ph.D.
LifeSci Communications
(929) 469-3860
koshea@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and restricted cash	$74,314	$60,268
Other current assets	6,307	5,546
Non-current assets	3,476	3,162
Total assets	$84,097	$68,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$30,345	$31,141
Stockholders' equity	53,752	37,835
Total liabilities and stockholders' equity	$84,097	$68,976

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2020	2019
Revenues:
Collaboration Revenue	$2,530	$—
Total revenues	2,530	—
Operating expenses:
Research and development	12,996	12,669
General and administrative	4,095	3,735
Total operating expenses	17,091	16,404
Loss from operations	(14,561)	(16,404)
Other income (expense):
Change in fair value of contingent forward purchase obligations	—	(270)
Interest income, net	22	113
Total other income (expense)	22	(157)
Net loss and comprehensive loss	$(14,539)	$(16,561)
Recognition of beneficial conversion feature	(2,762)	—
Net loss attributable to common shareholders	$(17,301)	$(16,561)
Basic and diluted net loss per common share	$(0.46)	$(0.58)

Shares used to compute basic and diluted net loss per common share	37,856,338	28,532,176